Exhibit 10.12
Resolution of Board of Directors
(Resolution to Borrow)
By
U.S. GLOBAL INVESTORS, INC.,
a Texas corporation (the “Corporation”).
Dated: February 26, 2009
The Corporation desires to engage in financial transactions from time to time with JPMorgan Chase Bank, N.A., and its successors and assigns (the “Bank”); and
The Corporation desires to authorize certain of its representatives to engage in these transactions for the Corporation; and
The Corporation desires to ratify all past transactions and eliminate the necessity of presenting separate individual resolutions to the Bank in the future; and
The Corporation has found that the transactions authorized by the resolutions are or will be in the Corporation’s interest and to its financial benefit.
Resolved: That any                     [if this blank is not completed then those authorized herein can act singly on behalf of the Corporation] of the following named representatives, of this Corporation whose actual signatures are shown below:

Title, if any	Printed Name	Sign

are authorized from time to time for the Corporation to enter into any agreements of any nature with the Bank, and those agreements will bind the Corporation. Specifically, but without limitation, the authorized person is authorized, empowered, and directed to do the following for and on behalf of the Corporation:
1.	Borrow and incur any indebtedness, negotiate and procure loans, lines of credit, letters of credit, discounts, and any other credit or financial accommodations from the Bank in any form and in any amount and on any terms as may be agreed upon between the Corporation and the Bank.

2.	Subordinate, in all respects, any and all present and future indebtedness, obligations, liabilities, claims, rights, demands, notes and leases, of any kind which may be owed, now or hereafter, from any person or entity to the Corporation to all present and future indebtedness, obligations, liabilities, claims, rights and demands of any kind which may be owed, now or hereafter, from such person or entity to the Bank (“Subordinated Indebtedness”), together with subordination by the Corporation of any and all security interests, liens and mortgages, of any kind, whether now existing or hereafter acquired, securing payment of the Subordinated Indebtedness, all on such terms as may be agreed upon between the Corporation’s representatives and the Bank and in such amounts as in his or her judgment should be subordinated.

3.	Mortgage, pledge, transfer, endorse, hypothecate, or otherwise encumber and deliver to the Bank any property now or hereafter belonging to the Corporation or in which the Corporation now or hereafter may have an interest, including without limitation, all real property and all personal property, tangible or intangible, of the Corporation, as security for the payment of any credits, loans, or other financial accommodations so obtained by the Corporation or any promissory notes so executed, including any amendments to or modifications, renewals, and extensions of such promissory notes, or any other or further indebtedness of the Corporation, however the same may be evidenced. Such property may be mortgaged, pledged, transferred, endorsed, hypothecated, or encumbered at the time such loans are obtained or such indebtedness is incurred, or at any other time or times, and may be either in addition to or in lieu of any property theretofore mortgaged, pledged, transferred, endorsed, hypothecated or encumbered.

4.	Lease personal property as lessee and elect as to tax credit and depreciation deductions.

5.	Sell, assign, pledge or transfer all or any present or future stocks or securities registered in the Corporation’s name.

6.	Enter into any agreement for any rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency swap transaction, currency option or any other similar transaction, including any option with respect to any of these transactions, or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

7.	Draw, endorse, and discount with the Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either receive cash for the same or cause such proceeds to be credited to the Corporation’s account with the Bank, or cause such other disposition of the proceeds derived therefrom as he or she may deem advisable.

8.	Sign and deliver to the Bank, promissory notes or notes, drafts, acceptances, guaranties, subordination agreements, assignments, applications and reimbursement agreements for letters of credit, security agreements, financing statements, mortgages, deeds of trust, pledges, hypothecations, transfers, leases and any other instrument or document deemed necessary or required to carry out the authority contained in this resolution, and any one or more renewals, extensions, modifications, refinancings, consolidations or substitutions of any of the foregoing.

9.	In the case of lines of credit and other extensions of credit, to designate additional or alternate individuals as being authorized to request advances and the issuance of letters of credit under such lines, and other extensions of credit, and to direct the disposition of such advances.

10.	Negotiate, consent to, and sign any instrument, writing, document or other agreement with the Bank containing a provision or provisions for waiver of the right to a trial before a jury; provisions for resolution of any and all disputes, claims, actions, issues, complaints, suits, or controversies, of any kind or nature, by arbitration; and provisions for cognovit, and confession of judgment and warrant of attorney for any indebtedness, or for any guaranty of indebtedness of the Company to the Bank.

11.	Do and perform such other acts and things, pay any and all fees and costs, and execute and deliver such other documents and agreements as any authorized representative of the Corporation may in his or her discretion deem reasonably necessary or proper to carry into effect the provisions of this resolution.
Further Resolved: The Corporation authorizes any one of the persons authorized above or any other person designated by any of those persons to handle the operation of all credit facilities now or hereafter provided to the Corporation by the Bank, which operation may be handled in any manner, whether orally or in writing (including email and other forms of communication) or otherwise. The Corporation also authorizes the Bank to pay the proceeds of any action taken pursuant to these resolutions in the manner directed by any of the persons authorized to act, including (but not in limitation) directing the payment of such proceeds: (i) to any deposit or loan account of the Corporation; (ii) to the order of any of such persons in an individual capacity; or (iii) to the individual credit of any such person or the individual credit of any other person; and further to direct the payment from any of the Corporation’s accounts in satisfaction of any of its obligations. The Corporation ratifies, confirms and approves all actions previously taken by any one of the persons authorized to act. The Bank is released from any liability and shall be indemnified against any loss, liability or expense arising from its reliance on this resolution.
Further Resolved: The authority given is retroactive, and any acts referred to which were performed prior to the adoption of these resolutions are ratified and affirmed. This resolution shall be continuing, shall remain in full force and effect, and the Bank may rely on it until written notice of its revocation shall have been delivered to and received by the Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given. The Corporation does indemnify and hold harmless the Bank from any loss or damage incurred by the Bank by acting in reliance upon this resolution.
Further Resolved: The Corporation will notify the Bank prior to any (i) change in the Corporation’s name; (ii) change in the Corporation’s assumed business name(s); (iii) change in the management of the Corporation; (jv) change in the authorized signers; (v) change in the Corporation’s chief executive office address; (vi) change in the jurisdiction under which the Corporation’s business organization is formed or organized; (vii) conversion of the Corporation to a new or different type of business entity; or (viii) change in any other aspect of the Corporation that directly or indirectly relates to any agreements between the Corporation and the Bank. No change in the Corporation’s name will take effect until after the Bank has been notified.
1 Certify that I am the duly elected and qualified Secretary, Assistant Secretary or President of the Corporation and the keeper of the records and the corporate seal of the Corporation, and that the above is a true and correct copy of resolutions duly adopted at a meeting of the Board of Directors of the Corporation held in accordance with its by-laws, or by a legally effective instrument of action in lieu of a meeting, and that they are in full force and effect. This resolution now stands of record on the books of the Corporation, and has not been modified or revoked in any manner whatsoever.

I Further Certify that the individuals whose signatures appear above have been duly elected and are presently the incumbents of the offices set next to their respective signatures, and that the signatures are the genuine original signatures of each respectively.
I Further Certify that all statements and representations made in this resolution are true and correct.
(Signature)
(Printed Name)
(Title)
(Date Signed)
Complete this section only if the person certifying this resolution by signature and with the title stated above is the only representative of the Corporation authorized to act on its behalf. In such case, complete this section by the signature of a different representative or director of the Corporation.
The undersigned as a representative or director of the Corporation hereby acknowledges the authority of the person certifying this resolution by the signature and title stated above to act alone for and on behalf of the Corporation as described in this resolution.
(Signature)
(Printed Name)
(Title)
(Date Signed)
Complete this section only if the Corporation is organized with only one Officer-Director.
As permitted by law of the state of incorporation, there arc no other individuals who are either officers or directors.
(Signature)
(Printed Name)
(Title)
(Date Signed)

Line of Credit Note
$1,000,000.00 Date:
February 26, 2009
Promise to Pay. On or before May 31, 2010, for value received, U.S. GLOBAL INVESTORS, INC. (the “Borrower”) promises to pay to JPMorgan Chase Bank, N.A., whose address is 1020 NE Loop 410, Suite 100, San Antonio, TX 78209 (the “Bank”) or order, in lawful money of the United States of America, the sum of One Million and 00/100 Dollars ($1,000,000.00) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days unless that calculation would result in a usurious interest rate, in which case interest will be calculated on the basis of a 365 or 366 day year, as the case may be at the rate of 0% per annum (the “Applicable Margin”) above the CB Floating Rate (the interest rate of this Note on any day is referred to herein as the “Note Rate”), and at the rate of 3.00% per annum above the Note Rate, at the Bank’s option, upon the occurrence of any default under this Note, whether or not the Bank elects to accelerate the maturity of this Note, from the date such increased rate is imposed by the Bank.
In no event shall the interest rate exceed the maximum rate allowed by law. Any interest payment that would for any reason be unlawful under applicable law shall be applied to principal.
Interest will be computed on the unpaid principal balance from the date of each borrowing.
Until maturity, the Borrower will pay consecutive monthly installments of interest only commencing April 1, 2009.
The Borrower shall make all payments on this Note and the other Related Documents, without setoff, deduction, or counterclaim, to the Bank at the Bank’s address above or at such other place as the Bank may designate in writing. If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, the payment will be made on the next succeeding Business Day. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment that is less than the payment due at that time shall not constitute a waiver of the Bank’s right to receive payment in full at that time or any other time.
Interest Rate Definitions. As used in this Note, the following terms have the following respective meanings:
1.	“Adjusted One Month LIBOR Rate” means, for any day, the sum of (i) 2.50% per annum plus (ii) the quotient of (a) the interest rate determined by the Bank by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

2.	“Business Day” means (i) with respect to the Adjusted One Month LIBOR Rate, a day (other than a Saturday or Sunday) on which banks generally are open in Texas and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

3.	“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

4.	“Page” means Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market.

5.	“Prime Rate” means the rate of interest per annum announced from time to time by the Bank as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK’S LOWEST RATE.

6.	“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

7.	“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.
Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note or under any other Related Documents, the Borrower hereby authorizes the Bank to initiate debit entries to Account Number           at the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in such account. The Borrower acknowledges: (1) that such debit entries may cause an overdraft of such account which may result in the Bank’s refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.
Late Fee, Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest, up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge. The Borrower agrees to pay and stipulates that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified.
Purpose of Loan. The Borrower acknowledges and agrees that this Note evidences a loan for a business, commercial, agricultural or similar commercial enterprise purpose, and that no advance shall be used for any personal, family or household purpose. The proceeds of the loan shall be used only to support accounts receivable.
Credit Facility. The Bank has approved a credit facility to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of advances made from time to time by the Bank to the Borrower. This Note evidences the Borrower’s obligation to repay those advances. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Bank. Until the earliest to occur of maturity, any default, event of default, or any event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, the Borrower may borrow, pay down and reborrow under this Note subject to the terms of the Related Documents.
Renewal and Extension. This Note is given in replacement, renewal and/or extension of, but not in extinguishment of the indebtedness evidenced by, that Line of Credit Note dated June 3, 2005 executed by the Borrower in the original principal amount of One Million and 00/100 Dollars ($1,000,000.00), including previous renewals or modifications thereof, if any (the “Prior Note” and together with all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with the Prior Note, the “Prior Related Documents”), and is not a novation thereof. All interest evidenced by the Prior Note shall continue to be due and payable until paid. The Borrower fully, finally, and forever releases and discharges the Bank and its successors, assigns, directors, officers, employees, agents, and representatives (each a “Bank Party”) from any and all causes of action, claims, debts, demands, and liabilities, of whatever kind or nature, in law or equity, of the Borrower, whether now known or unknown to the Borrower (i) in respect of the Liabilities evidenced by the Prior Note and the Prior Related Documents, or of the actions or omissions of any Bank Party in any manner related to the Liabilities evidenced by the Prior Note or the Prior Related Documents and (ii) arising from events occurring prior to the date of this Note (“Claims”); provided, however, that the foregoing RELEASE SHALL INCLUDE ALL CLAIMS ARISING OUT OF THE NEGLIGENCE OF ANY BANK PARTY, but not the gross negligence or willful misconduct of any Bank Party. If applicable, all Collateral continues to secure the payment of this Note and the Liabilities. The provisions of this Note are effective on February 1, 2009.
Usury. The Bank does not intend to charge, collect or receive any interest that would exceed the maximum rate allowed by law. If the effect of any applicable law is to render usurious any amount called for under this Note or the other Related Documents, or if any amount is charged or received with respect to this Note, or if any prepayment by the Borrower results in the payment of any interest in excess of that permitted by law, then all excess amounts collected by the Bank shall be credited on the principal balance of this Note (or, if this Note and all other indebtedness arising under or pursuant to the other Related Documents shall have been paid in full, refunded to the Borrower), and the provisions of this Note and the other Related Documents shall immediately be deemed reformed and the amounts thereafter collectable reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law. All sums paid, or agreed to be paid, by the Borrower for the use, forbearance, or detention of money under this Note or the other Related Documents shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as such indebtedness is outstanding. To the extent federal law permits the Bank to contract for, charge or receive a greater amount of interest, the Bank will rely on federal law instead of the Texas Finance Code. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in Chapter 303 is the applicable ceiling.
Inability to Determine Interest Rate. If the Bank determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are not being provided for purposes of determining the interest rate on any advance on any day, then each advance evidenced by this Note shall bear interest at the Prime Rate plus the Applicable Margin until the Bank determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are being provided.
Miscellaneous. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. This Note is subject to that certain Credit Agreement by and between the Borrower and the Bank, dated June 3, 2005, and all amendments, restatements and replacements thereof (the “Credit Agreement”) to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. The terms and provisions of the Credit Agreement are hereby incorporated and made a part hereof by this reference thereto with the same force and effect as if set forth at length herein. No reference to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on this Note as herein prescribed. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
THIS NOTE AND THE OTHER RELATED DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Borrower:
Address:	7900 Callaghan Road	U.S. INVEST
San Antonio, TX 7S229

		By:	/s/ Frank E. Holmes
			Frank E. Holmes	Chief Executive Officer
			Printed Name	Title

Date Signed:
The Bank is executing this Note for the purpose of acknowledging and agreeing to the notice given under §26.02 of the Texas Business and Commerce Code and the Bank’s failure to execute or authenticate this Note will not invalidate this Note,

Bank:

JPMorgan Chase Bank, N.A.

By:	/s/ John Riquelme

	John Riquelme	V.P.
	Printed Name	Title

Amendment to Credit Agreement
This agreement is dated as of February 26, 2009, by and between U.S. GLOBAL INVESTORS, INC. (the “Borrower”) and JPMorgan Chase Bank, N.A. (together with its successors and assigns the “Bank”). The provisions of this agreement are effective on February 1, 2009 (the “Effective Date”),
WHEREAS, the Borrower and the Bank entered into a credit agreement dated June 3, 2005, as amended (if applicable) (the “Credit Agreement”); and
WHEREAS, the Borrower has requested and the Bank has agreed to amend the Credit Agreement as set forth in this agreement;
NOW, THEREFORE, in mutual consideration of the agreements contained herein and for other good and valuable consideration, the parties agree as follows:
1.	DEFINED TERMS. Capitalized terms used in this agreement shall have the same meanings as in the Credit Agreement, unless otherwise defined in this agreement.

2.	MODIFICATION OF CREDIT AGREEMENT. The Credit Agreement is hereby amended as follows from and after the Effective Date:
2.1	The provision in the Credit Agreement captioned “1.3 Borrowing Base” is hereby deleted.

2.2	The provision in the Credit Agreement under Section 4.2 captioned “K. Liquidity[1]” is hereby amended and restated to read as follows:
K. Liquidity. Permit at any time its total of cash, marketable securities and accounts receivable (net of reserves), to be less than $5,000,000.00.
3.	RATIFICATION, The Borrower ratifies and reaffirms the Credit Agreement and the Credit Agreement shall remain in full force and effect as modified by this agreement.

4.	BORROWER REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that (a) the representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date of this agreement, (b) no condition, event, act or omission which could constitute a default or an event of default under the Credit Agreement, as modified by this agreement, or any other Related Document exists, and (c) no condition, event, act or omission has occurred and is continuing that with the giving of notice, or the passage of time or both, would constitute a default or an event of default under the Credit Agreement, as modified by this agreement, or any other Related Document.

5.	FEES AND EXPENSES. The Borrower agrees to pay all fees and out-of-pocket disbursements incurred by the Bank in connection with this agreement, including legal fees incurred by the Bank in the preparation, consummation, administration and enforcement of this agreement.

6.	EXECUTION AND DELIVERY. This agreement shall become effective only after it is fully executed by the Borrower and the Bank, and the Bank shall have received from the Borrower the following documents: Line of Credit Note.

7.	ACKNOWLEDGEMENTS OF BORROWER / RELEASE. The Borrower acknowledges that as of the date of this agreement it has no offsets with respect to all amounts owed by the Borrower to the Bank arising under or related to the Credit Agreement, as modified by this agreement, or any other Related Document on or prior to the date of this agreement. The Borrower fully, finally and forever releases and discharges the Bank, its successors and assigns and their respective directors, officers, employees, agents and representatives (each a “Bank Party”) from any and all claims, causes of action, debts, demands and liabilities, of whatever kind or nature, in law or in equity, of the Borrower, whether now known or unknown to the Borrower, which may have arisen in connection with the Credit Agreement or the actions or omissions of any Bank Party related to the Credit Agreement on or prior to the date hereof. (“Claims”); provided, however, that the foregoing RELEASE SHALL INCLUDE ALL CLAIMS ARISING OUT OF THE NEGLIGENCE OF ANY BANK PARTY, but not the gross negligence or willful misconduct of any Bank Party. The Borrower acknowledges and agrees that this agreement is limited to the terms outlined above, and shall not be construed as an agreement to change any other terms or provisions of the Credit Agreement. This agreement shall not establish a course of dealing or be construed as evidence of any willingness on the Bank’s part to grant other or future agreements, should any be requested.
8.	INTEGRATION, ENTIRE AGREEMENT, CHANGE, DISCHARGE, TERMINATION, OR WAIVER. The Credit Agreement, as modified by this agreement, and the other Related Documents contain the complete understanding and agreement of the Borrower and the Bank in respect of the Credit Facilities and supersede all prior understandings and negotiations. No provision of the Credit Agreement, as modified by this agreement, or the other Related Documents, may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the party against whom it is being enforced.

9.	Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Texas, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Texas is not a convenient forum or the proper venue for any such suit, action or proceeding.

10.	NOT A NOVATION. This agreement is a modification only and not a novation. Except as expressly modified by this agreement, the Credit Agreement, any other Related Documents, and all the terms and conditions thereof, shall be and remain in full force and effect with the changes herein deemed to be incorporated therein. This agreement is to be considered attached to the Credit Agreement and made a part thereof. This agreement shall not release or affect the liability of any guarantor of any promissory note or credit facility executed in reference to the Credit Agreement or release any owner of collateral granted as security for the Credit Agreement. The validity, priority and enforceability of the Credit Agreement shall not be impaired hereby. To the extent that any provision of this agreement conflicts with any term or condition set forth in the Credit Agreement, or any other Related Documents, the provisions of this agreement shall supersede and control. The Bank expressly reserves all rights against all parties to the Credit Agreement and the other Related Documents.
THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT OF THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OR PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Borrower:

U.S. GLOBAL INVESTORS, INC.

By:	/s/ Frank E. Holmes

Frank E. Holmes Chief Executive Officer
Printed Name
Date Signed: 5/29/09

Bank:

JPMorgan Chase Bank, N. A.

By:	/s/ John Riquelme
	John Riquelme	V.P.

	Printed Name	Title
Date Signed: 6-2-09